Exhibit 16.1

CBIZ CPAs P.C. 53 State Street 17th Floor Boston, MA 02109 P: 617.807.5000

CHANGE OF ACCOUNTANTS’ LETTER – FORM 8-K ATTACHMENT

July 29, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by House of Doge, Inc. (formerly Brag House Holdings, Inc.) under Item 4.01 of its Form 8-K dated July 23, 2026. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of House of Doge, Inc. contained therein.

Very truly yours,

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

CBIZCPAS.COM